Exhibit 99.1

NEWS RELEASE — for immediate release
Alexza Completes Enrollment in AZ-001 Phase IIb Clinical Trial
in Patients with Migraine Headaches
Initial Results Expected to be Reported in Q1 2007
Palo Alto, California — December 13, 2006 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has completed patient enrollment in its Phase IIb clinical trial of AZ-001 (Staccato® prochlorperazine) in patients with migraine headaches. AZ-001 is an inhalation product candidate being developed for the acute treatment of migraine headaches.
The Phase IIb clinical trial is an outpatient, multi-center, randomized, double-blind, single-dose, placebo-controlled study with a targeted enrollment of 400 migraine patients, with and without aura. In the trial, three doses of AZ-001 (5, 7.5 and 10 mg) and placebo are being tested. Using the International Headache Society (IHS) 4-point rating scale, the primary efficacy endpoint for the trial is headache pain relief at
2 hours post-dose. Secondary efficacy endpoints for the trial include pain relief and other symptom assessments at various time points. Safety evaluations are also being made throughout the clinical trial.
“This AZ-001 clinical trial is our first study with a Staccato product candidate in a non-clinical, at-home setting,” said James V. Cassella, PhD, Senior Vice President of R&D at Alexza. “We have closed enrollment for the study and we believe we are on track to provide initial results from this clinical trial by the end of March 2007. ”
About Acute Migraine Headaches
According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, averaging one to four times a month. The Company believes that many migraine patients desire to find faster-acting and more predictable therapies for the treatment of their migraine headaches.
About AZ-001 (Staccato prochlorperazine)
AZ-001 combines Alexza’s proprietary Staccato system with prochlorperazine, a drug belonging to the class of compounds known as phenothiazines. Prochlorperazine is currently approved in the United States for the treatment of several indications, including nausea and vomiting. In several published clinical studies, 10 mg of prochlorperazine administered intravenously demonstrated effective relief of migraine pain. The Company believes that AZ-001 could potentially result in a speed of therapeutic onset advantage over oral tablets, and a convenience and comfort advantage over injections.

About Alexza Pharmaceuticals
Alexza Pharmaceuticals is an emerging pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has four product candidates in clinical development; AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-004 (Staccato loxapine) for the treatment of acute agitation in patients with schizophrenia and AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain.
Safe Harbor Statement
This press release includes forward-looking statements regarding the potential timing of the completion and announcement of results of the AZ-001 Phase IIb clinical trial, potential benefits of AZ-001, future development of the Company’s product candidates and safety of the Company’s products and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company’s business are described in additional detail in the Company’s Form S-1 dated March 8, 2006, and the Company’s Quarterly and Current Reports filed with the Securities and Exchange Commission, including the risks under the headings “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.” “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business” and “If our product candidates do not meet safety and efficacy endpoints in clinical trials, they will not receive regulatory approval, and we will be unable to market them.” Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.687.3900
tking@alexza.com